Exhibit 10.2

TREASURE SUCCESS INTERNATIONAL LIMITED

Unit A, 19/F, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, HONG KONG.

Tel : (852) 2484 6688 Fax : (852) 2480 3232

LETTER OF EMPLOYMENT

This letter of employment is entered into by Treasure Success International Limited (referred to as the “Employer” hereinafter) and

Mr. Ng Tsze Lun (referred to as the “Employee” hereinafter) under the terms and conditions of the employment as detailed below:-

1.	Commencing Date of Employment

Effective from 1 April 2022

2.	Position

Head of Business Development

3.	Salary

The Employee shall receive HK$117,000 as monthly salary.

4.	Working Hours

The Employee shall enjoy 2 rest days per week with office working hours as below:

Monday to Friday	9:00 a.m. to 6:00 p.m.

Saturday & Sunday	Rest Day

5.	Rest Days

When the Employee is employed for not less than 4 consecutive week, and works for not less than 18 hours in each week, then, the Employee shall be entitled for 2 Rest Days for each week. Thus, if the Employee is resigned or terminated within the first 4 weeks of employment, the Employer is entitled to deduct all Rest Day payment from the salary payable to the Employee. If the Rest Day paid amount is greater than the salary payable amount, the Employee shall refund the difference to the Employer.

6.	Statutory Holidays

When the Employee is employed for not less than 3 months under a Continuous Employment, then, the Employee shall be entitled for the Statutory Holidays. Thus, if the Employee is resigned or terminated within the first 3 months of employment, the Employer is entitled to deduct all Statutory Holidays payment from the salary payable to the Employee. If these Holidays paid amount is greater than the salary payable amount, the Employee shall refund the difference to the Employer.

7.	Probation

There shall be no probationary period for this employment.

8.	General Holidays

The Employee shall be entitled to general holidays as specified by Government.

9.	End of Year Payment

(a)	The payment period of the company is from 1st January to 31st December of each year. All employees with one complete year of service who are still in service on 31st December shall be entitled to an end of year double pay equal to one month basic salary. For those off probation staff with service of less than 12 months, calculations shall be on pro-rata basis. For those on probation staff, no double pay will be available.

(b)	The Employee who resigns or is summarily dismissed for disciplinary reason before completing a payment period shall not receive any double pay.

(c)	The Employee who is dismissed other than summary dismissal, has completed 26 weeks of service in the payment period shall be entitled to double pay on a pro-rata basis.

10.	Termination of Employment

(a)	Either party may terminate this employment by giving to the other party advance notice (or a payment in lieu of notice for an equivalent number of days) in accordance with the following practices.

(i)	After completion of 1 month service but during probation :	A notice of 7 days
(ii)	After probation :	A notice of 1 month

(b)	A notice of termination shall become valid and effective only when two copies of written notice of termination are delivered by the Employee (one copy to the Head of Personnel Department and another to the Managing Director or General Manager).

Signature of Employer	Signature of Employee

/s/ Treasure Success International Limited	/s/ Ng Tsze Lun

(Chop of the Company)	Staff Name: Ng Tsze Lun
	HKID No	: *

TREASURE SUCCESS INTERNATIONAL LIMITED

Unit A, 19/F, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, HONG KONG.

Tel : (852) 2484 6688 Fax : (852) 2480 3232

LETTER OF EMPLOYMENT

11.	Employees’ Handbook

Detailed employment terms, benefits and regulations are laid down in the Employees’ Handbook of which is open for perusal by the Employee and will constitute to act as part of the employment. The Employee hereby agrees to abide by the regulations laid down in the Employees’ Handbook, and shall be entitled to all benefits stipulated therein.

12.	Additional Employment Terms :-

(a)	The Employee will not enter into any other additional employment even for a short time during the term of employment with The Employer.

(b)	The Employee will not accept any gift of gratuity whether in cash or otherwise from any of the customers or suppliers of the Employer without the prior consent of the Employer.

(c)	The Employer considers that its information relating to its customers, our pricing policy and its suppliers and factories is very much its stock-in-trade just as the products it sell. Therefore it is a term of the employment that the Employee shall not, either during the employment or after the departure on the own accord of the Employee or for breach of this employment reveal to any outside party any information concerning the customers of the Employer or anything relating to the structure, administration, and/or financial affairs of the Employer.

In addition when the Employee leave the employment of the Employer for any reason the Employee must immediately deliver up to the Employer officers all lists, accounts, schedules, correspondence files, notes, memoranda and other documents, papers and all property of every kind belonging to the Employer or its any associated or affiliated company, firm or person or any of the customers or clients of the Employer.

The above requirement includes any such item which the Employee have prepared or which may have come into the Employee possession during the course of the employment with the Employer. Please take note that all copies of any such documents etc. are equally the properties of the Employer and must likewise be surrendered. Taking copies away would be as much a breach of this provision as taking the originals.

(d)	The Employee shall not for a period of one year after leaving the employment for any reason either directly or indirectly solicit, canvass or accept orders from any person, firm or company who or which was a customer of the Employer at the time of the departure of the Employee from the Employer or within one year beforehand. This applies to the Employee personally and whether the Employee is acting as a servant, agent, employee or director of any other person, firm or company.

(e)	The Employee understands that the Employer rely to a large extent on the loyalty of its staff and the Employer cannot allow persons who leave it to try to entice away its other employees. Therefore it is also a term of the employment that the Employee shall not for one year after leaving the Employer for any reason employ either directly or as a partner of a firm or as a manager, officer or director of any company any employee of the Employer or any person who had been employed by the Employer within the period of three months immediately preceding the date the Employee cease to be employed by the Employer.

(f)	If the Employee is at any time during the continuance of this employment be guilty of conduct detrimental to the Employer or be convicted of any criminal offence or commit a breach of any of the provisions herein contained and in any such cases the Employee is liable to summary dismissal by the Employer and on such dismissal the Employee is entitled only to your salary calculated up to the date of such dismissal.

(g)	The Employee undertakes during the continuance of this employment to observe and comply with all proper orders and instructions of the Employer and to be bound by all regulations for the time being in force or applicable to the employment.

The Employer and the Employee hereby declare that they understand thoroughly the provision laid down as aforesaid, and further agree to abide by such provisions. They shall each retain a copy of this employment for future reference.

Signature of Employer	Signature of Employee

/s/ Treasure Success International Limited	/s/ Ng Tsze Lun
(Chop of the Company)	Staff Name: Ng Tsze Lun
	HKID No	: *

Date on which this employment is entered into: 22 April 2022